Dropbox Announces Fiscal 2021 First Quarter Results

First Quarter Revenue of $511.6 Million, Up 12% Year-over-year
Net Cash Provided by Operating Activities of $115.7 Million and Free Cash Flow of $108.8 Million
GAAP and Non-GAAP Operating Income of $42.5 Million and $148.6 Million, Up 59% and 103% Year-over-year

SAN FRANCISCO, Calif. - May 6, 2021 - Dropbox, Inc. (NASDAQ: DBX), today announced financial results for its first quarter ended March 31, 2021.

“We kicked off the year with a profitable Q1, along with strong revenue growth and free cash flow,” said Dropbox Co-Founder and Chief Executive Officer Drew Houston. “We welcomed DocSend to the team, saw great momentum with HelloSign, and continued to make meaningful progress against our 2021 priorities. In this new era of distributed work, we have a big opportunity to deliver more value to our customers and shareholders, and I’m excited for what’s ahead.”

First Quarter Fiscal 2021 Results

•Total revenue was $511.6 million, an increase of 12% from the same period last year. On a constant currency basis, year-over-year growth would have been 11%.(1)

•Total ARR ended at $2.112 billion, an increase of 13% from the same period last year. On a constant currency basis, Total ARR grew $60.5 million quarter-over-quarter, and year-over-year growth would have been 12%.(2)

•Paying users ended at 15.83 million, as compared to 14.59 million for the same period last year. Average revenue per paying user was $132.55, as compared to $126.30 for the same period last year.

•GAAP gross margin was 78.6%, as compared to 77.3% in the same period last year. Non-GAAP gross margin was 80.2%, as compared to 78.3% in the same period last year.

•GAAP operating margin was 8.3%, as compared to 5.9% in the same period last year. Non-GAAP operating margin was 29.1%, as compared to 16.1% in the same period last year.

•GAAP net income was $47.6 million, as compared to $39.3 million in the same period last year. Non-GAAP net income was $141.8 million, as compared to $69.8 million in the same period last year.

•Net cash provided by operating activities was $115.7 million, as compared to $53.3 million in the same period last year. Free cash flow was $108.8 million, as compared to $25.5 million in the same period last year.

•GAAP basic and diluted net income per share attributable to common stockholders was $0.12, as compared to $0.09 in the same period last year. Non-GAAP diluted net income per share attributable to common stockholders was $0.35, as compared to $0.17 in the same period last year.(3)

•Cash, cash equivalents and short-term investments ended at $1.916 billion.

•During the quarter we completed an offering for $1.389 billion of zero-coupon convertible senior notes, which included the exercise of the over-allotment options. This consisted of $695.8 million of convertible senior notes that mature in 2026 and $693.3 million of convertible senior notes that mature in 2028. After deducting the net costs of related hedge and warrant transactions and certain offering expenses, total net proceeds from the offering were $1.305 billion.

(1) We calculate constant currency revenue growth rates by applying the prior period weighted average exchange rates to current period results.

(2) We calculate total annual recurring revenue ("Total ARR") as the number of users who have active paid licenses for access to our platform as of the end of the period, multiplied by their annualized subscription price to our platform. We adjust our exchange rates used to calculate Total ARR on an annual basis, at the beginning of each fiscal year. We calculate constant currency Total ARR growth rates by applying the current period rate to prior period results.

(3) Non-GAAP diluted net income per share attributable to common stockholders is calculated based upon 405.4 million and 419.3 million diluted weighted-average shares of common stock for the three months ended March 31, 2021 and 2020, respectively.

DocSend Acquisition

Dropbox completed the acquisition of DocSend, Inc., which enables companies to share business-critical documents with ease and get real-time actionable feedback, on March 22, 2021 for approximately $165 million, consisting primarily of cash payments, subject to customary purchase price adjustments. Of the approximately $165 million of consideration, $30.7 million is subject to ongoing employee service. The combination of Dropbox, HelloSign, and DocSend will help customers across industries manage end-to-end document workflows—from closing deals to onboarding teams—giving them more control over their business results.

Financial Outlook

Dropbox will provide forward-looking guidance in connection with this quarterly earnings announcement on its conference call, webcast, and on its investor relations website at http://investors.dropbox.com.

Conference Call Information

Dropbox plans to host a conference call today to review its first quarter financial results and to discuss its financial outlook. This call is scheduled to begin at 2:00 p.m. PT / 5:00 p.m. ET and can be accessed by dialing (877) 300-7844 from the United States or (786) 815-8440 internationally with reference to the company name and conference title, and a live webcast and replay of the conference call can be accessed from the Dropbox investor relations website at http://investors.dropbox.com. Following the completion of the call, a telephonic replay will be available through 11:59 PM ET on May 13, 2021 at (855) 859-2056 from the United States or (404) 537-3406 internationally with recording access code 6093433.

Other Upcoming Events

Drew Houston, Co-founder and Chief Executive Officer, and Tim Regan, Chief Financial Officer, will be presenting at the J.P. Morgan 49th Annual Global Technology, Media and Communications Conference on Monday, May 24, 2021 at 10:15 a.m. PT.

During these events, a live webcast will be accessible from the Dropbox investor relations website at
http://investors.dropbox.com. Following the event, a replay will be made available at the same location.

About Dropbox

Dropbox is the one place to keep life organized and keep work moving. With more than 700 million registered users across 180 countries, we're on a mission to design a more enlightened way of working. Dropbox is headquartered in San Francisco, CA, and has offices around the world. For more information on our mission and products, visit http://dropbox.com.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled "About Non-GAAP Financial Measures."

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among other things, our expectations regarding remote work trends, related market opportunities and our ability to capitalize on those opportunities and expected benefits related to our acquisition of DocSend. Words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plans," and similar expressions are intended to identify forward-looking statements. Dropbox has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that Dropbox believes may affect its business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to risks, uncertainties, and assumptions including, but not limited to: (i) our ability to realize anticipated benefits to our business from our shift to a Virtual First work model as well as impacts to our financial results and business operations as a result of this shift, (ii) impacts to our financial results, business operations and the business of our customers, suppliers, partners and the economy as a result of the COVID-19 pandemic, and related public health measures, as well as the potential for a more permanent global shift to remote work, (iii) our ability to retain and upgrade paying users, in particular paying users impacted by the COVID-19 pandemic, and increase our recurring revenue; (iv) our ability to attract new users or convert registered users to paying users, in particular prospective paying users financially impacted by the COVID-19 pandemic; (v) our future financial performance, including trends in revenue, costs of revenue, gross profit or gross margin, operating expenses, paying users, and free cash flow; (vi) our history of net losses and our ability to achieve or maintain profitability; (vii) our liability for any unauthorized access to our data or our users’ content, including through privacy and data security breaches; (viii) significant disruption of service on our platform or loss of content, particularly from any potential disruptions in the supply chain for hardware necessary to offer our services that may result from the COVID-19 pandemic; (ix) any decline in demand for our platform or for content collaboration solutions in general; (x) changes in the interoperability of our platform across devices, operating systems, and third-party applications that we do not control; (xi) competition in our markets; (xii) our ability to respond to rapid technological changes, extend our platform, develop new features or products, or gain market acceptance for such new features or products, particularly in light of potential disruptions to the productivity of our employees that may result from our shift to a Virtual First work model; (xiii) our ability to manage our growth or plan for future growth; (xiv) our acquisition of other businesses and the potential of such acquisitions to require significant management attention, disrupt our business, or dilute stockholder value; (xv) our ability to attract and retain key personnel and highly qualified personnel; (xvi) our capital allocation plans with respect to our stock repurchase program and other investments; and (xvii) the dual class structure of our common stock and its effect of concentrating voting control with certain stockholders who held our capital stock prior to the completion of our initial public offering. Further information on risks that could affect Dropbox’s results is included in our filings with the Securities and Exchange Commission ("SEC"), including our Form 10-K for the year ended December 31, 2020. Additional information will be made available in our quarterly report on Form 10-Q for the quarter ended March 31, 2021 and other reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Dropbox assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by applicable law.

Dropbox, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$511.6	$455.0
Cost of revenue(1)	109.3	103.1
Gross profit	402.3	351.9
Operating expenses(1):
Research and development	181.2	181.8
Sales and marketing	102.7	104.3
General and administrative	58.6	39.0
Impairment related to real estate assets	17.3	—
Total operating expenses	359.8	325.1
Income from operations	42.5	26.8
Interest income (expense), net	(1.2)	2.4
Other income, net	5.1	10.6
Income before income taxes	46.4	39.8
Benefit from (provision for) income taxes	1.2	(0.5)
Net income	$47.6	$39.3
Net income per share-basic and diluted:
Basic net income per share	$0.12	$0.09
Diluted net income per share	$0.12	$0.09
Weighted-average shares used in computing net income per share attributable to common stockholders, basic	398.1	417.3
Weighted-average shares used in computing net income per share attributable to common stockholders, diluted	405.4	419.3

(1) Includes stock-based compensation expense as follows (in millions):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$5.4	$3.5
Research and development	43.5	37.2
Sales and marketing	6.9	6.7
General and administrative(2)	12.1	(7.6)

(2) On March 19, 2020, one of our co-founders resigned as a member of the board and as an officer of Dropbox, resulting in the reversal of $23.8 million in stock-based compensation expense. Of the total amount reversed, $21.5 million related to expense recognized prior to December 31, 2019.

Dropbox, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$845.5	$314.9
Short-term investments	1,070.9	806.4
Trade and other receivables, net	50.5	43.4
Prepaid expenses and other current assets	67.1	62.8
Total current assets	2,034.0	1,227.5
Property and equipment, net	330.8	338.7
Operating lease right-of-use asset	455.9	470.5
Intangible assets, net	53.0	33.5
Goodwill	346.0	236.9
Other assets	87.6	80.1
Total assets	$3,307.3	$2,387.2
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$27.7	$18.7
Accrued and other current liabilities	169.9	156.7
Accrued compensation and benefits	43.4	113.6
Operating lease liability	87.7	88.7
Finance lease obligation	105.2	99.6
Deferred revenue	641.0	610.5
Total current liabilities	1,074.9	1,087.8
Operating lease liability, non-current	744.6	759.6
Finance lease obligation, non-current	165.4	171.6
Convertible senior notes, net, non-current	1,367.4	—
Other non-current liabilities	38.0	34.4
Total liabilities	3,390.3	2,053.4
Stockholders' (deficit) equity:
Additional paid-in-capital	2,420.2	2,564.3
Accumulated deficit	(2,507.8)	(2,241.4)
Accumulated other comprehensive income	4.6	10.9
Total stockholders' (deficit) equity	(83.0)	333.8
Total liabilities and stockholders' (deficit) equity	$3,307.3	$2,387.2

Dropbox, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net Income	$47.6	$39.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34.7	39.5
Stock-based compensation	67.9	39.8
Impairment related to real estate assets	17.3	—
Amortization of debt issuance costs	0.7	0.1
Net gains on equity investments	—	(11.0)
Amortization of deferred commissions	7.7	5.1
Other	(0.9)	1.2
Changes in operating assets and liabilities:
Trade and other receivables, net	(7.1)	(1.2)
Prepaid expenses and other current assets	(12.3)	(14.7)
Other assets	17.9	17.7
Accounts payable	10.1	(7.8)
Accrued and other current liabilities	6.3	(9.9)
Accrued compensation and benefits	(70.6)	(59.7)
Deferred revenue	28.9	22.2
Other non-current liabilities	(34.1)	(16.5)
Tenant improvement allowance reimbursement	1.6	9.2
Net cash provided by operating activities	115.7	53.3
Cash flows from investing activities
Capital expenditures	(6.9)	(27.8)
Business combinations, net of cash acquired	(125.4)	—
Purchases of short-term investments	(513.9)	(120.5)
Proceeds from sales of short-term investments	114.2	65.1
Proceeds from maturities of short-term investments	129.9	67.7
Other	3.3	3.8
Net cash used in investing activities	(398.8)	(11.7)
Cash flows from financing activities
Proceeds from issuance of convertible senior notes	1,389.1	—
Purchase of convertible note hedge in connection with issuance of convertible senior notes	(265.3)	—
Proceeds from sale of warrants in connection with issuance of convertible senior notes	202.9	—
Payments of debt issuance costs	(22.7)	—
Payments for taxes related to net share settlement of restricted stock units and awards	(35.8)	(18.9)
Proceeds from issuance of common stock, net of taxes withheld	2.9	0.7
Principal payments on finance lease obligations	(24.6)	(21.7)
Common stock repurchases	(431.9)	(64.0)
Other	—	(0.4)
Net cash provided by (used in) financing activities	814.6	(104.3)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(2.2)
Change in cash and cash equivalents	530.6	(64.9)
Cash and cash equivalents - beginning of period	314.9	551.3
Cash and cash equivalents - end of period	$845.5	$486.4

Supplemental cash flow data:
Property and equipment acquired under finance leases	$24.0	$34.7

Dropbox, Inc.
Three Months Ended March 31, 2021
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Impairment related to real estate assets	Workforce reduction expense(1)	Non-GAAP
Cost of revenue	$109.3	$(5.4)	$—	$(1.0)	$—	$(1.6)	$101.3
Cost of revenue margin	21.4%	(1.1%)	—%	(0.2%)	—%	(0.3%)	19.8%
Gross profit	402.3	5.4	—	1.0	—	1.6	410.3
Gross margin	78.6%	1.1%	—%	0.2%	—%	0.3%	80.2%
Research and development	181.2	(43.5)	(4.3)	—	—	(2.6)	130.8
Research and development margin	35.4%	(8.5%)	(0.8%)	—%	—%	(0.5%)	25.6%
Sales and marketing	102.7	(6.9)	(0.2)	(1.4)	—	(6.3)	87.9
Sales and marketing margin	20.1%	(1.3%)	—%	(0.3%)	—%	(1.2%)	17.2%
General and administrative	58.6	(12.1)	(1.2)	—	—	(2.3)	43.0
General and administrative margin	11.5%	(2.4%)	(0.2%)	—%	—%	(0.4%)	8.4%
Impairment related to real estate assets	17.3	—	—	—	(17.3)	—	—
Impairment related to real estate assets margin	3.4%	—%	—%	—%	(3.4%)	—%	—%
Income from operations	$42.5	$67.9	$5.7	$2.4	$17.3	$12.8	$148.6
Operating margin	8.3%	13.3%	1.1%	0.5%	3.4%	2.5%	29.1%

(1) Includes expenses related to workforce reduction such as severance, benefits, and other related items.

Dropbox, Inc.
Three Months Ended March 31, 2020
Reconciliation of GAAP to Non-GAAP results
(In millions, except for percentages, which may not foot due to rounding)
(Unaudited)

	GAAP	Stock-based compensation	Acquisition-related and other expenses	Intangibles amortization	Non-GAAP
Cost of revenue	$103.1	$(3.5)	$—	$(1.0)	$98.6
Cost of revenue margin	22.7%	(0.8%)	—%	(0.2%)	21.7%
Gross profit	351.9	3.5	—	1.0	356.4
Gross margin	77.3%	0.8%	—%	0.2%	78.3%
Research and development	181.8	(37.2)	(4.2)	—	140.4
Research and development margin	40.0%	(8.2%)	(0.9%)	—%	30.9%
Sales and marketing	104.3	(6.7)	—	(1.3)	96.3
Sales and marketing margin	22.9%	(1.5%)	—%	(0.3%)	21.2%
General and administrative	39.0	7.6	—	—	46.6
General and administrative margin	8.6%	1.7%	—%	—%	10.2%
Income from operations	$26.8	$39.8	$4.2	$2.3	$73.1
Operating margin	5.9%	8.7%	0.9%	0.5%	16.1%

Dropbox, Inc.
Three Months Ended March 31, 2021 and 2020
Reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP diluted net income per share
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
GAAP net income	$47.6	$39.3
Stock-based compensation	67.9	39.8
Acquisition-related and other expenses	5.7	4.2
Amortization of acquired intangible assets	2.4	2.3
Impairment related to real estate assets	17.3	—
Workforce reduction expense	12.8	—
Net (gains) losses on equity investments	—	(11.0)
Income tax effects of non-GAAP adjustments	(11.9)	(4.8)
Non-GAAP net income	$141.8	$69.8
Non-GAAP diluted net income per share	$0.35	$0.17
Weighted-average shares used to compute Non-GAAP diluted net income per share	405.4	419.3

Dropbox, Inc.
Three Months Ended March 31, 2021 and 2020
Reconciliation of free cash flow and supplemental cash flow disclosure
(In millions, except for percentages)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Free cash flow reconciliation:
Net cash provided by operating activities	$115.7	$53.3
Less:
Capital expenditures	(6.9)	(27.8)
Free cash flow	$108.8	$25.5
Free cash flow margin	21.3%	5.6%
Supplemental disclosures:
Key employee holdback payments related to the acquisition of HelloSign(1)	$4.0	$16.2
Payments related to workforce reduction (2)	$12.4	$—

(1) As part of our acquisition of HelloSign in 2019, we have employee holdback agreements with key HelloSign personnel consisting of $48.5 million in cash payments subject to ongoing employee service. The related expenses are recognized within research and development expenses over the required service period of three years. The payments began in the first quarter of 2020, and will be paid evenly in quarterly installments over the remaining required service period.

(2) Includes payments made related to workforce reduction such as severance, benefits, and other related items.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Dropbox's results, we have disclosed the following non-GAAP financial measures: revenue growth and Total ARR growth excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP operating expenses (including research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP net income, free cash flow ("FCF") and non-GAAP diluted net income per share. Dropbox has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. Non-GAAP cost of revenue, gross profit, operating expenses, income from operations, and net income differ from GAAP in that they exclude stock-based compensation expense, amortization of acquired intangible assets, other acquisition-related expenses, which include third-party diligence costs and expenses related to key employee holdback agreements, impairment charges related to real estate assets, and expenses related to our reduction in force. Non-GAAP net income also excludes net gains and losses on equity investments, and includes the income tax effect of the aforementioned adjustments. FCF differs from GAAP net cash provided by operating activities in that it treats capital expenditures as a reduction to net cash provided by operating activities. Free cash flow margin is calculated as FCF divided by revenue. For periods that we are in a GAAP net income position, the weighted average shares used in the computation are the same as the shares used in our non-GAAP diluted net income per share computation. In order to present revenue on a constant currency basis for the quarter ended March 31, 2021, Dropbox calculates constant currency revenue growth rates by applying the prior period weighted average exchange rates to current period results. Dropbox calculates constant currency Total ARR growth rates by applying the current period rate to prior period results. Dropbox presents constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations.

Dropbox's management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short and long-term operating plans, and to evaluate Dropbox's financial performance and the ability to generate cash from operations. Management believes these non-GAAP financial measures reflect Dropbox's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in Dropbox's business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful supplemental information to investors and others in understanding and evaluating Dropbox's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

We believe that the non-GAAP financial measures, non-GAAP cost of revenue, gross profit, operating expenses, income from operations, net income, and diluted net income per share are meaningful to investors because they help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude.

We believe that FCF is an indicator of our liquidity over the long term, and provides useful information regarding cash provided by operating activities and cash used for investments in property and equipment required to maintain and grow our business. FCF is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. FCF has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of FCF are that FCF does not reflect our future contractual commitments, excludes investments made to acquire assets under finance leases, includes capital expenditures, and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

The use of non-GAAP cost of revenue, gross profit, operating expenses, income from operations, net income, free cash flow, and diluted net income per share measures has certain limitations as they do not reflect all items of income, expense, and cash expenditures, as applicable, that affect Dropbox's operations. Dropbox mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. Additionally, we have provided supplemental disclosures in our reconciliation of net cash provided by operating activities to free cash flow to include expenses related to our reduction in workforce and key employee holdback payments related to the acquisition of HelloSign. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review Dropbox's financial information in its entirety and not rely on a single financial measure.

Contacts
Investors:
Page Portas
ir@dropbox.com
or
Media:
Tessa Chen
press@dropbox.com